Albert McLelland
9114 La Strada Ct.
Dallas, TX 75220
US Cell: 214-274-6525
Email: amclelland@sbcglobal.net

April 12, 2014

Ms. Jing Lu
Chief Operating Officer
6 Youyi Dong Lu, Han Yuan 4 Lou
Xi'an, Shaanxi Province, China 710054

Re: Immediately Effective Resignation

Dear Jing,

Further to our conversation, I am, with sincere regret, tendering my resignation as a member of the Board of Directors of China Housing and Land Development, Inc. Given recent increases in the demands of my time, including working with a portfolio company for an investment group in Dallas, it is not possible for me to be as actively involved with China Housing.

I have greatly enjoyed serving on the Board and working with you and the other outstanding professionals at China Housing. I believe you and the management team provide a valuable service to the people of Xi'an and other cities where you operate.

Sincerely,

Albert McLelland